UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  November 19, 2007
NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio	44114-3484

(Address of Principal Executive Offices)	(Zip Code)
(216) 222-2000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MIP Criteria
The Compensation and Organization Committee (the “Committee”) of the Board of Directors of National City Corporation (“National City”) reviewed and approved the performance criteria to be applied as a condition for paying awards to executive officers under the Management Incentive Plan for Senior Officers for the one year performance period ending December 31, 2008. The achievement of annual percentage targets for return on assets and return on equity in 2008 entitles each executive officer to receive an award up to the maximum award opportunity. For compliance with Section 162(m) of the Internal Revenue Code (“Section 162(m)”), each maximum award opportunity reflects the maximum award at the end of the performance year.
The Committee may use its discretion to reduce the amount of the award payout and determine appropriate bonus levels based on overall performance, which is measured by achievement of performance objectives based on revenue, efficiency ratio and earnings per share. In applying downward discretion, for each performance year, the Committee establishes a range of annual incentive opportunities, and threshold, target and maximum payment percentages are established together with performance objectives required to achieve each payment percentage. Achievement of threshold, target or maximum performance will result in a respective threshold, target or maximum payout that is a percentage of base salary at the end of the performance year.
For Messrs. Raskind and Kelly, performance objectives are based on earnings per share, revenue and efficiency ratio. For Mr. Frate and other executive officers, performance objectives are based on revenue, efficiency ratio, earnings per share and business/staff unit results. For the 2008 performance year, the payment percentages and maximum award opportunities are as follows:
•	For president and chief executive officer Peter E. Raskind, the threshold, target and maximum payout percentages are 75%, 150% and 300%, respectively. The maximum award opportunity is $3,000,000.
•	For vice chairman and chief financial officer Jeffrey D. Kelly, the threshold, target and maximum payout percentages are 75%, 150% and 300%, respectively. The maximum award opportunity is $2,500,000.
•	For named executive officer Daniel J. Frate, the threshold, target and maximum payout percentages are 50%, 100% and 200%, respectively. The maximum award opportunity is $1,000,000.
•	For the remaining executive officers, the threshold, target and maximum payout percentages range from 18%-50%, 35%-100% and 75%-200%, respectively. The maximum award opportunities range from $300,000 to $1,000,000.

LTIP Criteria
The Committee reviewed and approved the award opportunities for the 2008-2010 plan cycle awards payable to executive officers under the Long-Term Cash and Equity Incentive Plan for the three-year performance period ending in 2010. The performance measure for determining the threshold, target and maximum payouts is total shareholder return as measured against a peer group which will be recommended by management to the Committee in December 2007. Achievement of the threshold, target or maximum performance will result in a respective threshold, target or maximum payout that is a percentage of average salary over the three-year performance period ending December 31, 2010. Awards are pro-rated between threshold and target and between target and maximum. For the three-year performance period ending in 2010, those percentages and the maximum award opportunities are as follows:
•	For president and chief executive officer Peter E. Raskind, the threshold, target and maximum payout percentages are 75%, 150% and 225%, respectively. The maximum award opportunity is $2,500,000.
•	For vice chairman and chief financial officer Jeffrey D. Kelly, the threshold, target and maximum payout percentages are 63%, 125% and 188%, respectively. The maximum award opportunity is $1,500,000.
•	For named executive officer Daniel J. Frate, the threshold, target and maximum payout percentages are 50%, 100% and 150%, respectively. The maximum award opportunity is $1,000,000.
•	For the remaining executive officers, the threshold, target and maximum payout percentages range from 20%-63%, 40%-125% and 60%-188%, respectively. The maximum award opportunities range from $200,000 to $1,500,000.
For compliance with Section 162(m), each maximum award opportunity reflects the maximum award at the end of the performance period.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable
(b)	Pro Forma Financial Information: Not applicable
(c)	Shell Company Transactions: Not applicable
(d)	Exhibits: None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation (Registrant)
Dated: November 21, 2007	By /s/ Carlton E. Langer
Carlton E. Langer, Vice President
and Assistant Secretary

4